Exhibit 99.1

PRESS RELEASE

Contact:	Will McDowell, Investor Relations – (215) 761-4198 Chris Stenrud, Media Relations – (860) 226-1255

CIGNA NAMES FOUR PROVEN AND TENURED LEADERS TO EXECUTIVE TEAM

Moves further emphasize focus on customer engagement, local markets & value-based partnerships

CFO McCarthy to retire Summer 2017; Palmer named successor

BLOOMFIELD, Conn., February 23, 2017 – Cigna Corporation (NYSE: CI) has promoted three key leaders to its enterprise leadership team (ELT) effective immediately.  A fourth executive will join the ELT later this year upon the departure of current Chief Financial Officer (CFO) Thomas McCarthy, whose retirement was also announced.  The enterprise leadership team reports directly to Cigna President and CEO David Cordani.

"These moves reflect thoughtful succession planning and bring leaders who represent Cigna's best qualities to our enterprise leadership team, giving these seasoned executives the opportunity to contribute to our success story in new ways," said Cordani. "It also serves as a testament to Cigna's proven approach to leadership development and succession."

The new appointments announced today include:

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Christopher Hocevar, who joins the ELT as President, Strategy, Segments and Solutions. For the last several years Chris has successfully run Cigna's Select Segment and Pharmacy Benefits Management business.  Prior to this role, Chris served as the President of the U.S. Individual Segment and as the Senior Vice President of U.S. Emerging Markets.  Chris has been with Cigna 14 years.

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Michael Triplett, who joins the ELT as President, U.S. Markets. Mike was most recently the President of the Regional Market Segment, focused on serving client businesses with 251 to 5000 employees.  Prior to his current position, Mike was the President of Cigna's East Region and before that was President of Cigna's Southeast Region. Mike has been with Cigna 18 years.

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Alan Muney, who joins the ELT in his continued role as Cigna's Chief Medical Officer and lead for the company's Total Health & Network operation. Prior to joining Cigna he was Executive Director at The Blackstone Group where he was CEO and founder of Equity Healthcare. Alan has been with Cigna for seven years.

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Eric Palmer, who becomes Deputy Chief Financial Officer, will join the ELT as Cigna's CFO this summer upon the retirement of current CFO Tom McCarthy. Eric currently serves as Chief Financial Officer for Cigna's global health, Cigna-HealthSpring, employer-based health care, group and supplemental insurance businesses. Previously, he was the Business Financial Officer for U.S. health care and U.S. commercial markets.  Eric has been with Cigna for 20 years.

Cigna also announced today that Chief Marketing Officer Lisa Bacus, who leads Cigna's global marketing organization, will also assume responsibility for the company's U.S. service operations organization and take on the new title of Chief Marketing and Customer Officer.

In addition, Matthew Manders will take on the new role of President, Government & Individual Programs and Group Insurance, now focusing on three critical businesses: Seniors (Cigna-HealthSpring), Individual and Family Plans and Group Insurance. Matt has a strong track record of building and growing businesses in his 30 years with Cigna, and he will bring key operating expertise to the businesses in our portfolio that can most benefit from his leadership.

Thomas McCarthy was named Executive Vice President and Chief Financial Officer for Cigna in July 2013.  He has nearly 40 years of health care experience, including 33 years with Cigna.  Tom will retire from Cigna this summer.

 "These additions to my leadership team bring greater focus as we seek to bring increased value to our customers and clients," Cordani added.  "These leaders have been responsible for a great deal of our success as we have driven our local market strategy, made health care more personal and affordable, and  designed and delivered more customer-centric products and services. These changes further emphasize the strategies that have helped make Cigna the market leader."

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About Cigna

Cigna Corporation (NYSE: CI) is a global health service company dedicated to helping people improve their health, well-being and sense of security. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Connecticut General Life Insurance Company, Cigna Health and Life Insurance Company, Life Insurance Company of North America and Cigna Life Insurance Company of New York. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits, and other related products including group life, accident and disability insurance. Cigna maintains sales capability in 30 countries and jurisdictions, and has more than 90 million customer relationships throughout the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com.